Exhibit 3.6

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

INTCOMEX HOLDINGS SPC-I, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of INTCOMEX HOLDINGS SPC-I, LLC (the “Company”) is made, entered into and effective as of April 15, 2005, by Intcomex, Inc., a Delaware corporation, as the sole member (the “Member”).

WITNESSETH:

WHEREAS the Company was formed in accordance with the provisions of the Delaware Limited Liability Company Act, Del. Code tit. 6, Chapter 18 § 101, et seq., as amended from time to time (the “Act”) pursuant to the filing of the Certificate of Formation (the “Certificate”) of the Company on April 15, 2005;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member, intending to be legally bound, agrees as follows:

ARTICLE I

ORGANIZATION

1.01. Formation of the Company. The Member hereby:

(a) confirms and agrees to its status as the sole Member of the Company as set forth herein and to its ownership of 100% of the limited liability company interests of the Company; and

(b) agrees that if the laws of any jurisdiction in which the Company transacts business so require, the Company shall file, or shall cause to be filed, with the appropriate office in that jurisdiction any documents necessary for the Company to qualify to transact business under such laws and agree and obligate themselves to execute, acknowledge and cause to be filed for record in the place or places and manner prescribed by law any amendments to the Certificate as may be required, either by the Act, by the laws of any jurisdiction in which the Company transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Company as a limited liability company under the Act.

1.02. Office of the Company. The Company shall have its principal office at 9835 NW 14th Street, Miami, Florida 33172, and may establish such other offices or places of business for the Company as the Member may deem appropriate.

1.03. Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at the place set forth in its Certificate, and the name of its registered agent at such address shall be as set forth in the Certificate.

1.04. Purposes of the Company. The purposes of the Company shall be to engage in any lawful business the Company may undertake. In furtherance of its purposes, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred upon limited liability companies under the Act.

1.05. Term of the Company. The existence of the Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

1.06. Name of the Company. The name of the Company is INTCOMEX HOLDINGS SPC-I, LLC. The business of the Company may be conducted upon compliance with all applicable laws, under any other name designated by the Member; provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

1.07 Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE II

MANAGEMENT OF COMPANY

2.01. Management Generally. The full and exclusive right, power and authority to manage the Company is retained by, and reserved to, the Member. Nothing in this Agreement shall be deemed to designate or appoint, or authorize the designation or appointment, of any “managers” as such term is defined in the Act. The business and affairs of the Company shall be conducted, and its capital, assets and funds shall be managed, dealt with and disposed of, and all decisions to be made by the Member shall be made solely by the Member. The Member shall not be personally liable for the debts, liabilities, contracts or other obligations of the Company.

2.02. Officers. The Member may, from time to time, designate one or more persons to be officers of the Company (the “Officers”). No Officer need be a resident of the State of Delaware. Any Officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular Officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Members. The same person may hold any number of offices.

(b) Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any Officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) The Member may remove any Officer, either with or without cause. The Member may fill any vacancy occurring in any office of the Company.

2.03. Certain Transactions. The fact that the Member or any of its affiliates is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation.

ARTICLE III

CAPITAL CONTRIBUTION AND DISTRIBUTIONS

3.01. Capital Contributions. The Member may, but shall not be required to, make contributions of capital to the Company from time to time.

3.02 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE IV

DISSOLUTION AND TERMINATION OF THE COMPANY

4.01. Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of any of the following:

(a)	the termination hereof by the Member;

(b)	the occurrence of any of the events set forth in Section 18-801(4) of the Act that affects the Member and thereby results in the dissolution of the Company; or

(c)	the entry of a decree of judicial dissolution under Section 18-802 of the Act.

4.02. Winding Up. Upon dissolution of the Company, the Member shall proceed diligently to wind up the affairs of the Company and distribute its assets.

4.03. Liquidation and Termination. Upon dissolution of the Company, as expeditiously as is reasonable, the Member shall cause the Company to the extent of its assets to pay the liabilities of the Company and make distributions in the following manner and order:

(a)	to creditors, including the Member, if it is a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b)	to the Member.

At such time as the distributions provided for in (a) and (b) above have been made, the Company shall terminate.

4.04. Accounting on Liquidation. Upon liquidation, the Company’s accountants shall conduct a proper accounting of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE V

COMPANY EXPENSES, BOOKS AND RECORDS

5.01. Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Member. Appropriate reserves may be determined and charged to the capital account of the Member (in accordance with generally accepted accounting principles in the United States of America) for contingent liabilities, if any, as of the date any such contingent liabilities become known to the Member.

5.02. Fiscal Year and Method of Accounting. The fiscal year of the Company shall begin on January 1 of each year (except for the first fiscal year of the Company which shall begin on the date of this Agreement) and end on the following December 31 (except for the last fiscal year of the Company which shall end on the date on which the Company is terminated). The Company shall select the appropriate method of accounting.

5.03. Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

5.04. Financial Statements and Reports. The Member shall oversee the accounting, tax and record keeping matters of the Company.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

6.01. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

6.02 Exculpation and Indemnification. In the absence of fraud, willful misconduct or gross negligence by the Member or any Officer, or their respective officers, directors, stockholders, members, partners and other affiliates, and any other person who serves at the request of such Member or Officer on behalf of the Company as an officer, director, partner, employee or agent of any other entity (collectively, an “Indemnified Person”), and provided such Indemnified Person shall have acted in good faith consistent with applicable law and the provisions of this Agreement, no Indemnified Person shall be liable to the Member or the Company in connection with any of the transactions contemplated by this Agreement or otherwise (i) for any mistake in judgment, (ii) for any action or inaction taken or omitted, or (iii) for any loss due to the mistake, action, inaction or negligence of any broker or other agent that is not an Indemnified Person or the dishonesty, fraud or bad faith of any broker or other agent selected and monitored in good faith and with reasonable care. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnified Person and hold such Indemnified Person harmless against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement or otherwise, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member or any Officer by reason of fraud, willful misconduct or gross negligence with respect to such acts or omissions; provided that any indemnity under this Section 6.02 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof. The foregoing provisions of this Section 6.02 shall survive any termination of this Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.01. Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time, but only by the written consent of the Member.

7.02. Entire Agreement. This Agreement amends and restates the limited liability agreement with respect to the Company in effect prior to the execution hereof and supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Member. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

7.03. GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN THE STATE OF DELAWARE.

7.04. Future Actions. The Company and the Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

7.05 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned sole Member has executed this Limited Liability Company Operating Agreement as of the date first above written.

Intcomex, Inc.

By:	/s/ Isaac Shalom
	Name:	Isaac Shalom
	Title:	Secretary